Exhibit 11

Coopers & Lybrand


                       Consent of Independent Accountants


To the Board of Directors of Scudder Global Fund, Inc.:



We consent to the incorporation by reference in Post-Effective Amendment No. 30 to the Registration Statement of Scudder Global Fund, Inc. on Form N-1A, of our report dated August 20, 1997 on our audit of the financial statements and financial highlights of Scudder Global Fund, which report is included in the Annual Report to Shareholders for the year ended June 30, 1997, which is incorporated by reference in the Registration Statement.



We also consent to the reference to our Firm under the caption, "Experts."



                                                     /s/Coopers & Lybrand L.L.P.
Boston, Massachusetts                                   Coopers & Lybrand L.L.P.
October 28, 1997